EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, dated as of March 29, 1999, by and between Robocom Systems International Inc., a New York corporation (the "Company"), and David Dinin (the "Employee").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Employee as President and Chief Executive Officer and wishes to acquire and be assured of Employee's continued services on the terms and conditions hereinafter set forth;

      WHEREAS, the Employee desires to be employed by the Company as President and Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth; and

      NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Employee hereby agree as follows:

      1. Employment. The Company hereby employs the Employee to serve as a full time employee of the Company, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof. The Employee's principal place of employment shall be at the Company's offices in Massapequa, New York, or at such other location as shall be mutually acceptable to the Employee and the Company.

      2. Term.

            (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on March 31, 2002 (such period or, if the Employee's employment hereunder is earlier terminated, such shorter period, or if Employee's employment is extended under paragraph (b) below, such longer period, being hereinafter called the "Employment Term").

            (b) The term of this Agreement shall automatically be extended for an additional one-year period on April 1, 2002 and on each April 1 thereafter unless, not later than the October 30 immediately preceding such February 1, the Company shall have given notice that it does not wish to extend this Agreement or Employee shall have notified the Company that he wishes to leave the employ of the Company on the expiration date of the then current term of this Agreement.

      3. Duties and Authority.

            (a) Duties. The Employee shall be employed as President and Chief Executive Officer of the Company, and shall perform such duties at such times and places and in such manner as the Board of Directors of the Company may from time to time reasonably direct or such other duties appropriate to a senior executive managerial position as the Board of Directors shall from time to time determine. Except as otherwise may be approved in advance by the Board of Directors of the Company, and except during vacation periods, disability periods pursuant to Section 7(a)(iii) and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote Employee's full time throughout the Employment Term to the services required of Employee hereunder. Except as otherwise provided in Section 3(d) below, the Employee shall render Employee's services exclusively to the Company during the Employment Term and shall use Employee's best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of Employee's position.

            (b) Authority. The Employee shall have all the usual and necessary authority, duties and responsibilities of a President and Chief Executive Officer, in the operation of the Company's business, including but not limited to responsibility for administrative, operations, marketing, production and business development matters. The Employee shall report directly to the Board of Directors of the Company at all times during the Employment Term.

            (c) Board Membership. The Company will use its best efforts to cause the Board of Directors to nominate the Employee for election as a management nominee of the Board of Directors of the Company as long as Employee is employed by the Company.

            (d) Outside Activities. The Company agrees that the Employee has various investments and business and not for profit interests which he may pursue if such pursuits do not materially interfere with his duties hereunder. Further, provided such activities are not in conflict or in competition with the Company's interests, and the Company's trade secrets are not jeopardized in any manner, and the time and energy the Employee devotes to such activities do not significantly impair his ability to act satisfactorily as Employer's President and Chief Executive Officer, the Employee shall be permitted to act in such other capacities outside his employment with the Company as may be agreed from time to time between the Board of Directors and the Employee.

      4. Salary and Stock Options.

            (a) Salary. In consideration for the services of the Employee rendered to the Company hereunder, the Company shall pay the Employee a base salary at an annual rate of $250,000 during the Employment Term, payable in regular intervals in accordance with the Company's payroll practices. The Employee's base salary shall be increased annually by 5% and also in accordance with Section 4(c) below.

            (b) Stock Options. On April 1, 1999, the Company will grant to the Employee, pursuant to and subject to the terms of the Company's 1997 Stock Option and Long-Term Incentive Compensation Plan (the "Option Plan") and an option grant agreement, incentive stock options to purchase 50,000 of shares common stock, $.01 par value ("Common Stock"), at an exercise price equal to 100% of the Fair Market Value (as defined in the Option Plan) of the Common Stock as of the date of grant (the "Exercise Price"). Subject to Section 9 of this Agreement, such options shall vest over a three year period in equal increments on each anniversary of the date of grant and shall expire on the fifth anniversary of the date of grant.

            (c) Incentives. In addition to the salary and options referred to in
Section 4(a) and (b), respectively, Employee shall be entitled to (i) annual salary increases, and (ii) an option to purchase 90,000 shares of Common Stock at the Exercise Price ("Incentive Options") to be issued on the date hereof and subject to the three-year vesting schedule below as such options are earned. The salary increases and option vesting with respect to each of (i) and (ii) above shall be based upon the Company's net profit before taxes determined in accordance with generally accepted accounting principles consistent with past practices ("Net Profit") for the four fiscal quarters ending with the quarter ending May 31 as set forth below:

                   4 fiscal quarters     4 fiscal quarters    4 fiscal quarters
                        ending                 ending              ending
                     May 31, 2000           May 31, 2001        May 31, 2002
                     ------------           ------------        ------------

                  Option      Salary     Option    Salary    Option     Salary
  NET PROFIT      Vesting    Increase    Vesting  Increase   Vesting   Increase
  ----------      -------    --------    -------  --------   -------   --------

      $0
      to           3,000         0             0      0            0       0
   $499,999

   $500,000
      to          10,000         5%        5,000      0        5,000       0
   $999,999

  $1,000,000
      to          20,000         5%       20,000      0       20,000       0
  $1,500,000

     Above
  $1,500,000      30,000         5%       30,000      5%      30,000       5%

All Incentive Options shall be issued pursuant to the Option Plan and an option grant agreement and shall expire on the fifth anniversary of the date of grant. Any portion of the Incentive Options which do not vest in accordance with the above schedule shall terminate and be null and void. For example, if Net Profit is $750,000 for the four fiscal quarters ending May 31, 2000, 10,000 options of the 90,000 granted shall vest and 20,000 options shall terminate. Notwithstanding the above, if the full 90,000 options granted to Employee have not vested by May 31, 2002, Employee shall be entitled, and such options shall immediately vest, to (i) 60,000 options less the number previously vested if Net Profit is between $3,000,000 and $4,500,000 for the 12 fiscal quarters ended May 31, 2002, or (ii) 90,000 options less the number previously vested if Net Profit is in excess of $4,500,000 for the 12 fiscal quarters ended May 31, 2002.

            (d) Withholding, Etc. The payment of any amounts hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Company's employee benefit plans.

      5. Benefits.

            (a) During the Employment Term, the Employee shall be:

                  (i) eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                  (ii) eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

                  (iii) entitled to annual paid vacation in accordance with the Company policy that may be applicable on and after the date hereof to key executive employees;

                  (iv) entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable on and after the date hereof to key executive employees; and

                  (v) entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of Employee's duties hereunder in accordance with the Company's policies applicable (on and after the date hereof) thereto.

            (b) The Company acknowledges and agrees that, to fulfill his duties hereunder, the Employee will need, and the Company will provide the Employee with, the use of an automobile of Employee's choice for business use at the headquarters of the Company in Massapequa, New York. The Employee will be given a monthly automobile allowance of $1,200 which shall be used to pay all costs attributable to that automobile, including leasing fees and the costs of repair, servicing and insurance. The Company will pay for fuel and oil for the automobile.

      6. Inventions and Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

            (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business.

            (b) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Employee by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Employee during the period of Employee's employment by the Company.

            (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of Employee's employment or arising out of Employee's employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

            (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's employment by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Employee to an appropriate executive officer of the Company (other than the Employee) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Employee as aforesaid. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            (e) The Employee will keep confidential and will hold for the Company's sole benefit any Invention which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

            (f) The Employee also agrees that the Employee will not without the prior approval of the Board of Directors of the Company (i) use for Employee's benefit or disclose at any time during Employee's employment by the Company, or thereafter, except to the extent required by the performance by Employee of Employee's duties as an employee of the Company, any information obtained or developed by Employee while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by Employee not permitted hereunder, or (ii) take with Employee upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

            (g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

            (h) The Employee agrees that upon termination of Employee's employment by the Company for any reason, the Employee shall forthwith return to the Company all documents and other property in Employee's possession belonging to the Company or any of its Affiliates.

            (i) Without limiting the generality of Section 9 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

      7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                  (i) death of the Employee;

                  (ii) termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than for "good reason" as contemplated by clause (v)(B) below;

                  (iii) termination of the Employee's employment hereunder by the Company because of the Employee's inability to perform Employee's duties on account of disability or incapacity for a period of one hundred eighty
      (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;

                  (iv) termination of the Employee's employment hereunder by the Company at any time for "cause" (as hereinafter defined), such termination to take effect immediately upon written notice from the Company to the Employee; and

                  (v) termination of the Employee's employment hereunder (A) by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by the Company for "cause" as contemplated by clause (iv) above and (B) by the Employee for "good reason" (as hereinafter defined).

            The following actions, failures or events shall constitute "cause" for termination for purposes of this Agreement: (1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Company and/or its Affiliates, (3) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors of the Company or (4) negligence by the Employee in the performance of, or willful disregard by the Employee of, Employee's obligations hereunder; provided, however, that the occurrence of any action, failure or event referred to in clause (3) or (4) above shall not constitute "cause" until Employee shall have been furnished notice of such action, failure or event and failed to cure such action, failure or event within 30 days of his receipt of such notice.

            The following actions, failures or events shall constitute "good reason" for purposes of this Agreement: (1) a material breach by the Company of its obligations under this Agreement, (2) a material diminution of the Employee's responsibilities or authority hereunder, (3) the failure of the Company or the Board of Directors to nominate the Employee for election at the Company's Annual Meeting to serve as a director of the Company, or (4) the Company relocates its principal office outside the New York metropolitan area without Employee's consent.

            (b) In the event that the Company has terminated the Employee's employment without cause or the Employee has terminated his employment for "good reason", then this Agreement shall nonetheless be deemed terminated, and (i) the Employee shall not be entitled to any benefits under this Agreement other than those which have accrued as of the termination date, except that the Company shall pay the Employee his base salary under Section 4(a); provided, however, if Employee terminates for "good reason" with less than six (6) months left under his Employment Term, Employee shall receive his base salary for a six (6) month period after termination, and (ii) the Employee shall be entitled to the continuation of medical and health benefits through the term of this Agreement comparable to those benefits furnished by the Company to the Employee on the date of termination. The Company and the Employee agree that the payments made pursuant to this Section 6(b) shall be paid to the Employee as consideration for the non-competition provisions set forth in Section 8(a)(x) hereof and that if the

Employee is no longer employed by the Company and the non-competition provisions set forth in Section 8(a)(x) extend beyond the term of this Agreement, the payments made pursuant to this Section 6(b) shall be paid to the Employee through the date of termination of his agreement not to compete.

            (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 6(b) above, the Company (and its Affiliates) shall not be obligated to make any payments to the Employee or on Employee's behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of Employee's salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies, if any.

            (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

      8. Non-Competition.

            (a) The term "Non-Compete Term" shall mean the period during which Employee is employed hereunder and, in the event Employee's employment is terminated for any reason, the one-year period following such termination. During the Non-Compete Term:

                  (i) the Employee will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential customers or clients, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

                  (ii) the Employee will not discuss with any existing or potential customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Employee has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are competitive with services or products which the Company or any of its Affiliates provides;

                  (iii) the Employee will not directly or indirectly (as a director, stockholder, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with
      (i) any business or
      organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Employee's employment by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; and

                  (iv) the Employee will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company or any of its Affiliates; and

provided, however, that the provisions of this Section 8(a) shall not be deemed to prohibit the Employee's ownership of not more than five percent (5%) of the total shares of all classes of stock outstanding of any publicly held company.

            (b) (i) For purposes of this Section 8, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company or any of its Affiliates, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company or any of its Affiliates, only if such person or entity in any way conducts, operates, carries out or engages in the design, development, marketing, installation or support of warehouse management systems or other computer integrated or turnkey warehouse management systems in the United States or such other business or businesses as the Company may in the future conduct in such geographical area or areas as such business or businesses are conducted by the Company.

                  (ii) The Employee further agrees that the limitations set forth in this Section 8 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Employee in this Section 8 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  (iii) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

      9. Change in Control.

            (a) In the event Employee's employment under this Agreement is terminated on or following a Change in Control (as defined in Section 9(c)), the Company shall pay to Employee and Employee shall be entitled to all the payments and rights he would have had if Employee had terminated his employment for "good reason" as set forth in Section 7(b). The aforesaid amount shall be paid to Employee within thirty (30) days of the date of termination. In addition, the maximum number of options granted pursuant to Section 4(b) hereof that have not previously vested shall immediately vest as of the date of the Change of Control regardless of the Company's Net Profit or the vesting schedule set forth in
Section 4(c). Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require Executive to exercise any options. In the event of a conflict between any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

            (b) Excise Tax Gross Up. In addition, if it is determined by an independent accountant mutually acceptable to the Company and Employee that as a result of any payment in the nature of compensation made by the Company to (or for the benefit of) Employee pursuant to this Agreement or otherwise, an excise tax may be imposed on Employee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay Employee in cash an amount to provide Employee with a full tax gross-up under the provisions of this Section, so that on a net after-tax basis, the result to Employee shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed.

            (c) Change in Control. For purposes of this Agreement "Change in Control" shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of Common Stock or any class of stock convertible into Common Stock in an amount equal to forty (40%) percent or more of the Common Stock (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock) issued and outstanding immediately prior to such acquisition and disregarding any equity raise in connection with the financing of such transaction; (B) Common Stock in excess of forty (40%) percent is purchased pursuant to a tender or exchange offer other than an offer by the Company; or
(C) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company own immediately after consummation of such transaction, equity securities possessing less than fifty (50%) percent of the surviving or acquiring company.

            (d) Except for any rights which Employee may have pursuant to this
Section 9, the Company shall have no further obligations hereunder following such termination after a Change of Control.

      10. Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, Employee's beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 10 shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon Employee's death or incapacity.

      11. Binding Effect. Without limiting or diminishing the effect of Section 10 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

      12. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Employee, at Employee's home address set forth on the signature page hereto, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

      13. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 8 hereof is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than
Section 6 or 8 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

      14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      15. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

      16. Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without regard to the conflicts of law principles thereof.

      17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [Signature Page to Follow]

      IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


                                        ROBOCOM SYSTEMS INTERNATIONAL INC.

                                        By: /s/ Irwin Balaban
                                            ------------------------------------
                                            Name: Irwin Balaban
                                            Title: President


                                        EMPLOYEE:

                                        /s/ David Dinin
                                        ----------------------------------------
                                        DAVID DININ

                                        Address: 117 Sterling Court
                                                 Muttontown, NY 11791